[letterhead]
                                 Law Offices of
                             Dechert Price & Rhoads
                          Ten Post Office Square South
                              Boston, MA 02109-4603

                            TELEPHONE: (617) 728-7100
                               FAX: (617) 426-6567


                                December 21, 1999

Kemper Funds Trust
222 South Riverside Plaza
Chicago, Illinois 60606

Re: Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A (SEC File No. 333-65661)

Ladies and Gentlemen:

                  Kemper Funds Trust (the "Trust") is a trust created under a written Declaration of Trust dated October 14, 1998. The Declaration of Trust, as amended from time to time, is referred to as the "Declaration of Trust." The beneficial interest under the Declaration of Trust is represented by transferable shares with a par value of $.01 per share (the "Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

                  We are of the opinion that all legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

                  Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited. Under Article V, Section 5.11, the Trustees may authorize the division of Shares into two or more series. By written instruments, the Trustees have from time to time established various series of the Trust. The Shares are currently divided into three active series (the "Funds").

                  By vote adopted on November 18, 1998, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer, from time to time, to cause to be


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Kemper Funds Trust
December 21, 1999
Page 2

registered with the Securities and Exchange Commission an indefinite number of Shares of the Trust and its series and to cause such Shares to be issued and sold to the public.

                  We understand that you are about to file with the Securities and Exchange Commission, on Form N-1A, Post-Effective Amendment No. 6 to the Trust's Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the continuous offering of the Shares of the three active Funds: Kemper Large Company Growth Fund, Kemper Research Fund and Kemper Small Cap Value+Growth Fund. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

                  We are of the opinion that all necessary Trust action precedent to the issue of the Shares of the Funds named above has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

                  We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 6 to the Registration Statement.

                                                     Very truly yours,



                                                     /s/ Dechert Price & Rhoads